                                                                   EXHIBIT 8.2


                     FORM OF FUND PARTICIPATION AGREEMENT

         Zurich Life Insurance Company of America (the "Company") and Lexington Emerging Markets Fund ("Lexington Fund" or the "Fund") and its investment adviser, Lexington Management Corporation ("LMC") hereby agree to an arrangement whereby shares of the Fund shall be made available to serve as underlying investment media for Variable Annuity Contracts ("Contracts") to be issued by the Company, subject to the following provisions:


1. Establishment of Accounts: Availability of Funds.

         (a) The Company represents that it has established variable annuity accounts and variable life accounts (the "Accounts"), each of which is a separate account under Illinois Insurance law, and has registered each of the Accounts as a unit investment trust under the Investment Company Act of 1940 (the "1940") to serve as an investment vehicle for the Contracts. Each Contract provides for the allocation of net amounts received by the Company to an Account for investment in the shares of one or more specified open-end companies available through that account as underlying investment media.
                 Selection of a particular fund and changes therein from time to time are made by the Contract owner, as applicable under a particular Contract.

         (b) Lexington Fund and LMC represent and warrant that the investments of the Fund will at all times be adequately diversified within the meaning of Section 817(h) of the Internal Revenue Service Code of 1986, as amended (the "Code"), and the Regulations thereunder, and that at all times while the Accounts are invested in the Fund all beneficial interests will be owned by one or more insurance companies or by any other party permitted under Section 1.817-5(f)(3) of the Regulations promulgated under the Code.


2. Marketing and Promotion.

         The Fund agrees to provide the Company with monthly and/or quarterly performance information and such other information as the parties deem appropriate for the promotion of the Fund within five (5) days of the end of each month for monthly information and within (10) days of the end of each calendar quarter for quarterly information.

3. Pricing Information; Orders; Settlement

         (a) Lexington Fund will make shares available to be purchased by the Company, and will accept redemption orders from the Company, on behalf of each Account at the net asset value applicable to each order. Fund shares shall be purchased and redeemed in such quantity and at such time determined by the Company to be necessary to meet the requirements of those Contracts for which the Fund serves as underlying investment media.

         (b) Lexington Fund will provide to the Company closing net asset value, dividend and capital gain information at the close of trading each day that the New York Stock Exchange (the "Exchange") is open (each such day, a "business day"). The Company will send via facsimile transmission to Lexington Fund or its specified agent orders to purchase and/or redeem Fund shares by 10:00 a.m., Eastern Time the following business day. Payment for net purchases of the Fund and any other funds for which LMC is the investment adviser, will be wired by the Company to a custodial account designated by Lexington Fund to coincide with the order for shares of the Fund not later than 12 noon, Eastern Time on the day of the transaction.

         (c) Orders from Contract owners or Participants received by the Company and sent by the Company prior to the close of the Exchange on any given business day via facsimile transmission to Lexington Fund or its specified agent by 10:00 a.m., Eastern Time, the following business day will be executed by Lexington Fund at the net asset value determined as of the close of the Exchange on such prior business day. Any orders received by the Company after the close of the Exchange on such prior business day (or not meeting the foregoing sentence's requirements) will be executed by Lexington Fund at the net asset value determined as of the close of the Exchange on the next business day following the day of receipt of such order.

         (d) Payments for net redemptions of shares of the Fund will be wired by Lexington Fund from the Lexington Fund custodial account to an account designated by the Company not later than 12 noon, Eastern Time on the day of the transaction.

         (e) Each party has the right to rely on information or confirmations provided by the other party (or by any affiliate of the other party), and shall not be liable in the event that an error is a result of any misinformation supplied by the other party. If a mistake is caused in supplying such information or confirmations, which results in a reconciliation with incorrect information, the amount required to make a Contract owner's account whole shall be borne by the party providing the incorrect information.

         (f) LMC shall provide the Company within fifteen (15) business days after the end of each calendar quarter a letter from a Fund officer or compliance officer certifying to the continued accuracy of the representations contained in Item 1 (b) above and attaching a detailed listing of the individual securities and other assets, if any, held by the Fund as of the end of such calendar quarter.

         (g) LMC agrees to provide the Company within ten (10) business days after the end of each month a monthly statement of account confirming all transactions made during the month.

4. Expenses.

         (a) Except as otherwise provided in this Agreement, all expenses incident to the performance by Lexington Fund under this Agreement shall be paid by Lexington Fund including the cost of registration of Lexington Fund shares with the Securities and Exchange Commission (the
                 "SEC") and in states where required.

         (b) Lexington Fund shall distribute to the Company its proxy material, periodic fund reports to shareholders and other material that are required by law to be sent to Contract owners. In addition, Lexington Fund shall provide the Company with a sufficient quantity of its prospectuses to be used in connection with the offerings and transaction contemplated by this Agreement. Subject to subsection
                 (c) below, the cost of preparing and printing such materials shall be paid by Lexington Fund, and the cost of distributing such materials shall be paid by the Company. However, if Lexington Fund makes changes to its prospectus for its own benefit or the benefit of someone other than the Company resulting in the need to print and distribute one or more supplements to contract holders, all costs associated with printing and distributing any such supplement shall be borne by Lexington Fund. In addition, Lexington Fund and LMC agree that to the extent the Fund decides in the future to finance distribution expenses pursuant to Rule 12b-1 of the 1940 Act, the Fund will undertake to have the board of directors, a majority of whom are not interested persons of the Fund, formulate and approve any plan under Rule 12b-1 to finance distribution expenses.

         (c) In lieu of Lexington Fund's providing printed copies of prospectuses and periodic fund reports to shareholder, the Company shall have the right to request that Lexington Fund provide a copy of such materials in an electronic format, which the Company may use to have such materials printed together with similar materials of other Account funding media that the Company or any distributor will distribute to existing or prospective Contract owners or participants. In that event Lexington Fund shall reimburse the Company for the same proportion of the total printing expense for such materials as the number of pages in each such printed document provided by Lexington Fund bears to the total number of pages in such printed document.

5. Representations.

         (a) The Company agrees that it and its agents shall not, without the written consent of Lexington Fund, make representations concerning Lexington Fund or its shares except those contained in the then current prospectuses and in current printed sales literature of Lexington
                 Fund.

         (b) The Company represents and warrants that interests in Contracts are or will be registered under the Securities Act of 1933 ("1933 Act") or are exempt from registration thereunder; that the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws and that the sale of the Contracts shall comply in all material respects with state insurance suitability requirements. The Company further represents and warrants that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established each Account prior to any issuance or sale thereof as a segregated asset account and that each Account is or will be registered as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts or is exempt from registration thereunder.

         (c) The Company represents that the Contracts are currently treated as annuity contracts under applicable provisions of the Code and that it will make every effort to maintain such treatment and that it will notify Lexington Fund and LMC immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.

         (d) The Company represents and warrants that all of its directors, officers and employees, if any, dealing with the money and/or securities of the Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than $2 million. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

         (e) LMC and Lexington Fund make no representation as to whether any aspect of the Fund's operations (including, but not limited to, fees and expenses and investment policies) complies with the insurance laws or regulations of the various states.


         (f) The Lexington Fund represents that it will sell and distribute Fund's shares in accordance with any applicable federal and state securities laws, including without limitation, the 1933 Act, the Securities Exchange Act of 1934, and the 1940 Act.

         (g) Lexington Fund represents it is currently qualified as a regulated investment company under Subchapter M of the Code and that it will maintain such qualification
                 (under Subchapter M or any successor or similar provision) and that it will notify the Company immediately upon having a reasonable basis for believing that it ceased to so qualify or might not so qualify in the future. Lexington Fund and LMC acknowledge that any failure to qualify as a regulated investment company under Subchapter M of the Code would constitute a breach of its representation and warranty under item 1 (b) of this Agreement.

         (h) LMC and Lexington Fund represent and warrant that the Funds' shares sold pursuant to this Agreement shall be registered under the 1933 Act, duly authorized for issuance and sold in compliance with the laws of the State of Illinois and all applicable federal and state securities laws and that the Fund are and shall remain registered under the 1940 Act. The Fund shall amend the registration statement for its shares under the 1933 Act and 1940 Act from time to time as required in order to effect the continuous offering of its shares. The Fund shall also register and qualify its shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Fund or LMC.

         (i) Lexington Fund represents that it is lawfully organized and validly existing under the laws of its state of domicile and that it is and will comply in all material respects with the 1940 Act.

         (j) LMC and Lexington Fund represent and warrant that LMC is duly organized under its state of domicile, and is and shall remain duly registered in all material respects under any applicable federal and state securities laws, and further that LMC shall perform its obligations for the Fund in compliance in all material respects with applicable federal and state securities laws.

         (k) LMC and Lexington Fund represent and warrant that all of their respective directors, officers, and employees dealing with the money and/or securities of the Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than the minimal coverage as required currently by Rule 17g-(1) of the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

6. Administration of Accounts.

         (a) Administrative services to Contract owners shall be the responsibility of the Company and shall not be the responsibility of Lexington Fund or LMC. LMC recognizes the Company as the sole shareholder of fund shares issued under this Agreement. From time to time, LMC may pay amounts from its past profits to the Company for providing certain administrative services for the Fund or for providing other services that relate to the Fund. In consideration of the savings resulting from such arrangement, and to compensate the Company for its costs, LMC agrees to pay to the Company an amount equal to 25 basis points (0.25%) per annum of the average aggregate amount invested by the Company in the Fund under this Agreement. Payment of such amounts by LMC will not increase the fees paid by the Fund or its shareholders.

         (b) The parties agree that LMC's payments to the Company are for administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution.

         (c) For the purposes of computing the administrative fee reimbursement contemplated by this Section 6, the average aggregate amount invested by the Company over a one month period shall be computed by totaling the Company's aggregate investment (share net asset value multiplied by total number of shares held by the Company) on each business day during the month and dividing by the total number of business days during each month.

         (d) LMC will calculate the reimbursement of administrative expenses at the end of each calendar quarter and will make such reimbursement to the Company within 30 days thereafter. The reimbursement check will be accompanied by a statement showing the calculation of the monthly amounts payable by LMC and such other supporting data as may be reasonably requested by the Company.



7. Termination.


   This agreement shall terminate as to the sale and issuance of new
   Contracts:

         (a) at the option of either the Company or Lexington Fund, upon three months advance written notice to the other;

         (b) at the option of the Company, upon one week advance written notice to Lexington Fund, if Lexington Fund shares are not available for any reason to meet the requirement of Contracts as determined by the Company.

         (c) at the option of either the Company or Lexington Fund, immediately upon institution of formal proceedings against the broker-dealer or broker-dealers marketing the Contracts, the Account, the Company, Lexington Fund, or LMC by the National Association of Securities Dealers,
                 Inc. (the "NASD"), Securities and Exchange Commission (the "SEC") or any other regulatory body;

         (d) upon the requisite vote of Contract owners having an interest in the Fund, to substitute for the Fund's shares the shares of another investment company in accordance with the terms of the applicable Contracts. The Company will give 60 days written notice to Lexington Fund of any proposed vote to replace the Fund's shares;

         (e) upon assignment of the Agreement, unless made with the written consent of all other parties hereto:

         (f) if the Fund's shares are not registered, issued or sold in conformance with Federal law or such law precludes the use of Fund's shares as an underlying investment medium for Contracts issued or to be issued by the Company. Prompt notice shall be given by either party should such situation occur.

         (g) If the need for substitution of the shares of another investment company, pursuant to Section 20(b) of the 1940 Act, arises out of the Fund's failure to be registered, issued or sold in conformance with federal law or such law precludes the use of the Fund as an underlying investment medium of contracts issued or to be issued by the Company, the expenses of obtaining such order shall be reimbursed by the Lexington Fund or LMC. Lexington Fund and LMC shall cooperate with the company in connection with such application.


8. Continuation of Agreement.

         Termination as the result of any cause listed in Section 7 shall not affect Lexington Fund's obligation to furnish its shares to Contracts then in force for which its shares serve or may serve as the underlying medium unless such further sale of Fund's shares is proscribed by law or the SEC or other regulatory body.


9. Advertising Materials; Filed Documents

         (a) Advertising and sales literature with respect to the Fund prepared by the Company or its agents for use in marketing its Contracts will be submitted to Lexington Fund or LMC for review before such material is submitted to any regulatory body for review.

         (b) Lexington Fund will provide to the Company at least one complete copy of all registration statements, prospectuses, statements of additional information, annual and semiannual reports, proxy statements and all amendments or supplements to any of the above that relate to the Fund promptly after the filing of such document with the SEC or other regulatory authorities. The Company will provide to Lexington Fund at least one complete copy of all registration statements, prospectuses, statements of additional information, annual and semi-annual reports, proxy statements, and all amendments or supplements to any of the above that relate to each Account promptly after the filing of such document with the SEC or other regulatory authority.


10. Proxy Voting.

         (a) The Company shall provide pass-through voting privileges on Fund's shares to all Contract owners to the extent the SEC continues to interpret the 1940 Act as requiring such privileges. If shares are held in any other separate account not required to be registered under the 1940 Act, those shares will be voted in the Company's sole discretion.

         (b) The Company will distribute to Contract owners and participants, as appropriate, all proxy material furnished by Lexington Fund and will vote Fund's shares in accordance with instructions received from Contract owners. The Company, with respect to each Contract and in each Account, shall vote Fund shares for which no instructions have been received in the same proportion as shares for which such instructions have been received. The Company and its agents shall not oppose or interfere with the solicitation of proxies for Fund shares held for such Contract owners.


11. Indemnification.

         (a)     The Company agrees to indemnify and hold harmless
                 Lexington Fund, LMC, and each of its directors, trustees, officers, employees, agents and each person, if any, who controls the Fund or its investment adviser within the meaning of the Securities Act of 1933 (the "1933 Act") against any losses, claims, damages or liabilities to which the Fund or any such director, officer, employee, agent, or controlling person may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, prospectus or sales literature of the Company, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements or representations (other than statements or representations contained in the prospectuses or sales literature of the Fund) of the Company or its agents, with respect to the sale and distribution of Contracts for which Fund shares are the underlying investment. The Company will reimburse any legal or other expenses reasonably incurred by the Fund or any such director, officer, employee, agent, investment adviser, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or omission or alleged omission made in such Registration Statement or prospectus in conformity with written materials furnished to the Company by the Fund specifically for use therein. This indemnity agreement will be in addition to any liability which the Company may otherwise have.

         (b) The Company shall not be liable under this Section 11. to Lexington Fund, LMC or other parties covered under Section 11.
                 (a) with respect to any losses, claims, damages or liabilities (or actions in respect thereof) incurred or assessed against any such party (including Lexington Fund and LMC) as such may arise from such party's willful misfeasance, bad faith, or negligence in the performance of such party's duties or by reason of such party's reckless disregard of obligations or duties under this Agreement.

         (c) Lexington Fund and LMC agree to indemnify and hold harmless the Company and its directors, officers, employees, agents and each person, if any, who controls the Company within the meaning of the 1933 Act against any losses, claims, damages or liabilities to which the Company or any such director, officer, employee, agent or controlling person may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, prospectuses or sales literature of the Fund, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading. Lexington Fund will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, employee, agent, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that LMC and Lexington Fund will not be liable in any such case to the extent that any such loss, claim, damage or liability rises out of or is based upon a Registration Statement or prospectuses which are in conformity with written materials furnished to Lexington Fund by the Company specifically for use therein. This indemnity agreement will be in addition to any liability which Lexington Fund of LMC may otherwise have.

         (d) Lexington Fund and LMC agree to indemnify and hold harmless the Company and its directors, officers, employees, agents and each person, if any, who controls the Company within the meaning of the 1933 Act against any losses, claims, damages or liabilities to which the Company or any such director, officer, employee, agent or controlling person may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon the breach of any representation or warranty in this Agreement by Lexington Fund or LMC including but not limited to a failure of the Fund to qualify under Subchapter M or a finding or claim that the

                 Funds are not adequately diversified within the meaning of
                 Section 817(h) of the Code and/or that while this agreement is in effect, all beneficial interests will be owned by one or more insurance companies or by any other party permitted under
                 Section 1.817-5 (f)(3) of the Regulations promulgated under the Code.

         (e)     Lexington Fund and LMC shall not be liable under this
                 Section 11. to the Company or other parties covered under
                 Section 11.(c) with respect to any losses, claims, damages or liabilities (or actions in respect thereof) incurred or assessed against any such party (including the Company) as such may arise from such party's willful misfeasance, bad faith, or negligence in the performance of such party's duties or by reason of such party's reckless disregard of obligations or duties under this Agreement.

         (f) Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 11. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 11 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

12. Potential Conflicts.

         (a) The Company has received a copy of an application for exemptive relief, as amended, filed by Lexington Fund on March 21, 1994, with the SEC and the order issued by the SEC in response thereto (the "Shared Funding Exemptive Order"). The Company has reviewed the conditions to the requested relief set forth in such application for exemptive relief. As set forth in such application, the Board of Directors of Fund (the "Board") will monitor the

                 Fund for the existence of any material irreconcilable conflict between the interests of the contract holders of all separate accounts ("Participating Companies") investing in the Fund.
                 An irreconcilable material conflict may arise for a variety of reasons, including: (i) an action by any state insurance regulatory authority; (ii) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar actions by insurance, tax or securities regulatory authorities; (iii) an administrative or judicial decision in any relevant proceeding; (iv) the manner in which the investments of any portfolio are being managed; (v) a difference in voting instructions given by variable annuity contract holders and variable life insurance contract holders; or (vi) a decision by an insurer to disregard the voting instruction of contract holders. The Board shall promptly inform the Company if it determines that an irreconcilable material conflict exists and the implications thereof.

         (b) The Company will report any potential or existing conflicts of which it is aware to the Board. The Company will assist the Board in carrying out its responsibilities under the Shared Funding Exemptive Order by providing the Board with all information reasonably necessary for the Board to consider any issues raised. This includes, but is not limited to, an obligation by the Company to inform the Board whenever contract holder voting instructions are disregarded.

         (c) If a majority of the Board, or a majority of its disinterested Board members, determines that a material irreconcilable conflict exists with regard to contract holder investments in the Fund, the Board shall give prompt notice to all Participating Companies. If the Lexington Fund or LMC is responsible for causing or creating said conflict, the Company shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the disinterested Board members), take such action as is necessary to remedy or eliminate the irreconcilable material conflict. If the Board determines that the Company is responsible for causing or creating said conflict, the Company shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the disinterested Board members), take such action as is necessary to remedy or eliminate the irreconcilable material conflict. Such necessary action may include but shall not be limited to:

                 (i) withdrawing the assets allocable to the Account from the Fund and reinvesting such assets in a different investment medium or submitting the question of whether such segregation should be implemented to a vote of all affected contract holders and as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Companies) that votes in favor of such segregation, or offering to the affected contract holders the option of making such a change; and/or

                 (ii) establishing a new registered management investment company or managed separate account.

         (d) If a material irreconcilable conflict arises as a result of a decision by the Company to disregard its contract holder voting instructions and said decision represents a minority position or would preclude a majority vote by all of its contract holders having an interest in the Fund, the Company at its sole cost, may be required, at the Board's election, to withdraw an Account's investment in the Fund and terminate this Agreement; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board.

         (e) For the purpose of this Section 12, a majority of the disinterested Board members shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict, but in no event will Lexington Fund be required to establish a new funding medium for any Contract. The Company shall not be required by this Section 12 to establish a new funding medium for any Contract if an offer to do so has been declined by vote of a majority of the Contract owners or participants materially adversely affected by the irreconcilable material conflict.

13. Miscellaneous.

         (a) Amendment and Waiver. Neither this Agreement, nor any provision hereof, may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties hereto.

         (b) Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, telecopier or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties.

                 To the Company:

                               Zurich Life Insurance Company of America
                               1 Kemper Drive
                               Long Grove, IL  60049
                               Attention:  General Counsel

                 To Lexington Management Corporation:

                               Lexington Management Corporation
                               Park 80 West Plaza Two
                               Saddle Brook, New Jersey  07663
                               Attention: Lisa Curcio
                               Senior Vice President & Secretary


         Any notice, demand or other communication given in a manner prescribed in this subsection (b) shall be deemed to have been delivered on receipt.

         (c) Successors and Assigns. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

         (d) Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

         (e) Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

         (f) Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes all prior agreement and understandings relating to the subject matter hereof.

         (g) Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of New Jersey.

14. Limitation on Liability of Trustees/Directors, etc.

This Agreement has been executed on behalf of the Fund by the undersigned officer of the Fund in his/her capacity as an Officer of the Fund. The obligations of this Agreement that pertain to the Fund shall only be binding upon the assets and property of the Fund and shall not be binding upon any individual trustee, director, officer or shareholder of the Fund. This provision shall not affect the obligations or liabilities of LMC under this Agreement.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement by
their duly authorized officers as of this day of       ,1995.


ZURICH LIFE INSURANCE                LEXINGTON MANAGEMENT CORPORATION
COMPANY OF AMERICA

BY: /s/                              BY: /s/
   -----------------------------        ----------------------------
   Name:                                    Name:
   Title:                                   Title:

                                 LEXINGTON EMERGING MARKETS FUND


                                 BY: /s/
                                    ------------------------------
                                     Name:
                                     Title: